Exhibit 10.1

April 29, 2020

Edgar Bronfman, Jr.

c/o FaceBank Group, Inc.

1115 Broadway

12th Floor

New York, NY 10010

Re:	Executive Chairman Position

Dear Mr. Bronfman:

This letter agreement sets forth the terms of your employment with FaceBank Group, Inc. (the “Company”) as Executive Chairman of the Board of Directors of the Company (the “Board”).

1.	Term and Position. Your employment with the Company and your service as Executive Chairman shall commence on April 29, 2020 (the “Employment Start Date”). Your employment with the Company shall be for an indefinite period and shall be terminable by either you or the Company upon thirty (30) days’ advance written notice to the other party. Your role as an employee in the position of Executive Chairman shall be separate and apart from your role as Chairman of the Board. Notwithstanding your role as an employee in the position of Executive Chairman, you shall continue to be a member of the Board until such date as you resign from the Board or are rendered unable to serve on, or refuse to stand for election to, the Board or fail to be reelected to the Board.

2.	Duties; Reporting; Location. As an employee in the position of Executive Chairman, in addition to performing duties typical of that of a chairman of a board of directors (which duties you shall perform in your capacity as a member of the Board and not as an employee, you shall (a) regularly interface with Company investors and potential investors regarding their investment or potential investment in the Company, (b) identify prospective Company acquisition targets and participate in negotiations encompassing mergers, acquisitions and strategic divestitures, (c) interface with industry regulators, (d) participate in negotiations with current and potential content providers and (e) take other actions as reasonably requested by the Chief Executive Officer of the Company or the Board. As Executive Chairman, you shall report directly to the Board. You shall dedicate the amount of your business time and attention that you reasonably deem necessary to the performance of your employment duties as Executive Chairman, which you and the Company expect to approximate one day per week. You shall perform your employment duties as Executive Chairman at such locations as you reasonably deem appropriate.

3.	Compensation.

a.	In consideration for your employment service as Executive Chairman, you shall receive a one-time grant of a stock option in respect of 1,875,000 shares of the Company’s common stock (“Common Stock”) on the Employment Start Date (the “Option Award”).

b.	The compensation described in this letter agreement shall be in addition to any compensation to which you are entitled in your position as Chairman of the Board, which shall be consistent with that described in the Compensia study dated April, 2020.

4.	Registration Statement. The Company shall file with the Securities and Exchange Commission a registration statement on Form S-8 or any successor or other appropriate form with respect to the shares of Common Stock underlying the Option Award and shall maintain the effectiveness of such registration statement for so long as any portion of the Option Award remains outstanding. The parties currently reasonably anticipate that the filing of the S-8 registration statement will occur no later than June 15, 2020.

5.	Miscellaneous. This letter agreement shall be governed by the laws of the State of New York, without regard to the conflict of law provisions of any state. This letter agreement may not be amended or modified other than by a written agreement executed by you and the Company. This letter agreement shall be binding on the Company and its successors.

If the above terms are acceptable to you, please confirm your agreement to the foregoing by executing this letter agreement as indicated below.

[Signature Page Follows]

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Very truly yours,

FACEBANK GROUP, INC.

By:
Name:	David Gandler
Title:	Chief Executive Officer

Accepted and Agreed:

Edgar Bronfman, Jr.

[Signature Page to Letter Agreement]

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